Exhibit 99.1

OMNI BIO PHARMACEUTICAL AWARDED PATENT FOR
PREVENTING ANTHRAX INFECTION

Patent Covers a Novel Approach for Preventing Bacterial Infection, including Anthrax

Management to Discuss Progress at Biotech Showcase 2011

Denver, Colo., January 4, 2011 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OTCBB: OMBP), today announced that U.S. Patent No. 7,850,970, entitled “Inhibitors of Serine Protease Activity and Their Use in Methods and Compositions for Treatment of Bacterial Infections”, was issued by the United States Patent and Trademark Office (USPTO) on December 14, 2010 (the “New Patent”).

The New Patent is part of the technology licensed to Omni Bio through one of its technology license agreements with the University of Colorado Denver (UCD). The New Patent covers inhibition of all forms of Bacillus anthracis infection (commonly known as anthrax) using one or more of four new peptides made up of 10 linked amino acids. These peptides and peptide combinations may act by preventing entry of infective components of anthrax into cells of a subject and therefore prevent anthrax infection in the subject. These peptides are related to Alpha-1 antitrypsin (AAT). Dr. Leland Shapiro, the principal investigator for the studies at UCD, continues to study the role of these peptides in medical disorders.

Dr. Charles A. Dinarello Acting CEO of Omni Bio, stated, “The issuance of this patent by the USPTO expands our proprietary technology platform and is an important milestone in developing innovative therapies to address potentially large and underserved markets. The focus of this patent demonstrates that AAT and AAT related peptides may have the potential to address a variety of indications, such as the prevention and treatment of anthrax infection, and may open proprietary channels of opportunity for the development of new therapeutics and preventatives in a variety of areas including bacterial infection and biohazards.”

Management to Present at Biotech Showcase 2011 in San Francisco

Omni Bio’s executive management team is scheduled to present at the Biotech Showcase-2011 in San Francisco at the Parc 55 Wyndham Hotel on January 11, 2011 at 11:45 AM local time (2:45 PM EST). The three day conference runs concurrently with the 29th Annual JP Morgan Healthcare Conference which the Company has been invited to attend.

Presenting on behalf of Omni Bio are Dr. Leland Shapiro, Omni Bio’s Principal Investigator, Edward Larkin, Chief Operating Officer and Robert Ogden, Chief Financial Officer. Omni’s management team will be available to participate in one-on-one meetings with investors attending the respective conferences.

About Omni Bio Pharmaceutical, Inc.
Omni Bio Pharmaceutical, Inc. (www.omnibiopharma.com) is an emerging biopharmaceutical company formed to acquire, license, and develop existing therapies for indications with substantial commercialization potential. Omni Bio’s core technology and pipeline are based on issued and pending patents licensed from the University of Colorado Denver (“UCD”) and a privately held corporation surrounding the broader therapeutic potential of currently marketed therapies. One of Omni Bio’s lead development programs is evaluating an FDA-approved, off-patent drug, AAT, for the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection.

Omni Bio is led by Acting CEO Dr. Charles Dinarello, Professor of Medicine in the Division of Infectious Diseases at UCD. Dr. Dinarello is considered a founding father of cytokine biology. For additional information, please visit www.omnibiopharma.com.

Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including the clinical trial. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as amended. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.	Hayden IR
Edward C. Larkin, Chief Operating Officer	Brett Maas, Managing Partner
(720) 488-4708	(646) 536-7331
Email: brett@haydenir.com - or -

Cameron Donahue, Partner
(651) 653-1854
Email: cameron@haydenir.com